Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Initiates Phase IIa Clinical Trial for AZ-004
in Schizophrenic Patients with Acute Agitation
Palo Alto, California — September 22, 2006 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated a Phase IIa clinical trial with AZ-004 (Staccato® loxapine). AZ-004 is an inhalation product candidate being developed for the acute treatment of agitation in schizophrenic patients.
The Phase IIa clinical trial is a multi-center, randomized, double-blind, placebo-controlled evaluation of 120 patients in a clinical setting. Two doses of AZ-004 will be compared to placebo in this proof of concept study. The primary aim of the clinical trial is to assess the safety and efficacy of a single dose of AZ-004 in acutely treating agitation in schizophrenic patients. Assessments of a patient’s agitation state will be conducted at serial time points using both standard agitation scales and objective measures of patient’s movement over a 4-hour period, with follow-up assessments for the next 20 hours. The change in the PANSS Excited Component (PEC) scale will be the primary efficacy measure for the clinical study.
About Schizophrenic Patients with Acute Agitation
Acute agitation is a complication of many major psychiatric disorders, including schizophrenia, bipolar disorder and dementia, characterized by an unpleasant degree of arousal, tension and irritability, frequently leading to confusion, hyperactivity and hostility. According to the National Institute of Mental Health, schizophrenia afflicts more than three million people in the United States. Agitation is one of the most common and severe symptoms of schizophrenia. Patients may seek treatment in a psychiatric services setting or a private psychiatric hospital, and some do not receive treatment. Treated patients are generally given an intramuscular injection of an atypical antipsychotic drug. However, intramuscular injections are invasive, can take 30 to 60 minutes to work, are often disconcerting to patients, and can be dangerous to the medical personnel attempting to give the injection. Alexza believes that many schizophrenic patients can make informed decisions regarding their treatment in an acute agitative state and would prefer a noninvasive treatment. Alexza also believes there is a significant unmet medical need for a faster-acting, noninvasive treatment of acute agitation in schizophrenic patients.
About AZ-004 (Staccato loxapine)
AZ-004 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known as antipsychotics. In a Phase I dose-escalation clinical trial, AZ-004 was generally well tolerated at all doses tested and there were no serious adverse events. Across all doses, pharmacokinetic analyses revealed that peak plasma levels were generally reached within the first few minutes after dosing and AZ-004 exhibited good dose proportionality. Alexza believes the non-invasive nature and rapid pharmacokinetic properties resulting from administration via the Staccato system make AZ-004, if approved for marketing, a viable product candidate for treating agitation episodes in schizophrenic patients.
About Alexza Pharmaceuticals
Alexza is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug compound to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has four product candidates in clinical development; AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia and AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-004. Any statement describing Alexza’s goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs that are intended to be safe and effective for use as therapeutics. Alexza’s forward-looking statements also involve assumptions that, if they do not materialize or prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These statements are based only on facts and factors currently known by Alexza. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the Company’s prospectus dated March 8, 2006, including the risks under the headings “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”.

CONTACT:	Thomas B. King
President & CEO
650.687.3900
tking@alexza.com